EXHIBIT 4.9

Non-qualified Stock Option Award

(2020 Service)

This Stock Option Award (this “Award”) to Fred Healey (the “Director”) by FinWise Bancorp, a Utah corporation, (the “Bancorp”) effective as of April 6, 2021.

WHEREAS, the Board of Directors of the Company previously approved and authorized the issuance of 4,000 stock options for 2020 service (the “Options”) to Director.

WHEREAS, after approving the issuance of stock options to the directors, it was determined that the approval and issuance of such stock options constituted a “director’s conflicting interest transaction” within the meaning of Section 16-10a-850(2) of the Utah Revised Business Corporation Act;

WHEREAS, based upon this determination, the Board of Directors engaged a professional compensation expert to conduct a study on compensation for directors, FinWise Bank employees and key executives;

WHEREAS, the third-party compensation expert recommended that the Company adjust the number of options issued to Director by cancelling 2,500 options leaving 1,500 options remaining from the original grant.

WHEREAS, the exercise price for such options, the vesting and all other terms of such options otherwise remained the same and are as follows.

Grant Date:          January 1, 2021

Exercise Price per Share:  $40

Number of Option Shares:  1,500

Expiration Date: January 1, 2031

1.           Grant of Option.

1.1.        Grant; Type of Option. The Bancorp hereby grants to the Director an option (the “Option”) to purchase the total number of shares of Common Stock of the Bancorp equal to the number of Option Shares set forth above, at the Exercise Price set forth above. The Option is not being granted pursuant to the terms of a Stock Option Plan of the Bancorp. The Option is intended to be a Non-qualified Stock Option issued separate and apart from any plan.  This Option is also not an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code.

1.2.        Consideration. The grant of the Option is made in consideration of the services to be rendered by the Director to the Bancorp.

2.           Exercise Period; Vesting.

2.1.	Vesting Schedule. This Option shall be immediately exercisable.

2.2.
Expiration.  The Option will expire on the Expiration Date set forth above, or three (3) months after Director’s termination of Continuous Service; provided, however, that Director may exercise any vested Option any time prior to Director’s termination of Continuous Service and within three (3) months after termination of such Continuous Service (but in no event later than the expiration of the term of the Option as set forth herein).  Director may exercise the Options by delivering an Exercise Notice in the form attached hereto as Exhibit A to the Bancorp’s Chief Executive Officer together with the Exercise Price, signed and dated by Director.

3.           Termination of Continuous Service.

3.1.        Termination for Reasons Other Than Death, Disability. If the Director’s Continuous Service is terminated for any reason other than death or Disability, the Director may exercise the Option, but only within such period of time ending on the earlier of (a) the date three months following the termination of the Director’s Continuous Service or (b) the Expiration Date.

3.2.        Termination due to Disability. If the Director’s Continuous Service terminates as a result of the Director’s Disability, the Director may exercise any portion of the Option, but only within such period of time ending on the earlier of (a) the date 12 months following the Director’s termination of Continuous Service or (b) the Expiration Date.

3.3.        Termination due to Death. If the Director’s Continuous Service terminates as a result of the Director’s death, or the Director dies within a period following termination of the Director’s Continuous Service during which portion of the Option remains exercisable, any portion of the Option may be exercised by the Director’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by the person designated to exercise the Option upon the Director’s death, but only within the time period ending on the earlier of (a) the date 12 months following the Director’s death or (b) the Expiration Date.

3.4.        Extension of Termination Date. If following the Director’s termination of Continuous Service for any reason the exercise of the Option is prohibited because the exercise of the Option would violate the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”) or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the expiration of the Option shall be tolled until the date that is thirty (30) days after the end of the period during which the exercise of the Option would be in violation of such registration or other securities requirements.

4.            Manner of Exercise.

4.1.        Election to Exercise. To exercise the Option, the Director (or in the case of exercise after the Director’s death or incapacity, the Director’s executor, administrator, heir or legatee, as the case may be) must deliver to the Bancorp a notice of intent to exercise in the form attached hereto as Exhibit A, which shall set forth, inter alia:

a.          the Director’s election to exercise the Option;

b.          the number of shares of Common Stock being purchased;

c.          any restrictions imposed on the shares; and

d.          any representations, warranties and agreements regarding the Director’s investment intent and access to information as may be required by the Bancorp to comply with applicable securities laws.

If someone other than the Director exercises the Option, then such person must submit documentation reasonably acceptable to the Bancorp verifying that such person has the legal right to exercise the Option.

4.2.        Payment of Exercise Price. The entire Exercise Price of the Option shall be payable in full at the time of exercise in the manner designated by the Board of Directors

4.3.        Withholding. Prior to the issuance of shares upon the exercise of the Option, the Director must make arrangements satisfactory to the Bancorp to pay or provide for any applicable federal, state and local withholding obligations of the Bancorp. The Director may satisfy any federal, state or local tax withholding obligation relating to the exercise of the Option by any of the following means:

a.          tendering a cash payment;

b.          authorizing the Bancorp to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Director as a result of the exercise of the Option; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or

c.          delivering to the Bancorp previously owned and unencumbered shares of Common Stock.

The Bancorp has the right to withhold from any compensation paid to Director.

4.4.        Issuance of Shares. Provided that the exercise notice and payment are in form and substance satisfactory to the Bancorp, the Bancorp shall issue the shares of Common Stock registered in the name of the Director, the Director’s authorized assignee, or the Director’s legal representative, and shall deliver certificates representing the shares with the appropriate legends affixed thereto.

5.           No Right to Continue as a Director. This Award shall NOT confer upon the Director any right to continue as a Director. Further, nothing in this Award shall be construed to limit the discretion of the Bancorp or its shareholders to terminate the Director’s Continuous Service at any time and for any reason. The Director shall not have any rights as a shareholder with respect to any shares of Common Stock subject to the Option prior to the date of exercise of the Option.

6.           Transferability. The Option may be transferred to a Permitted Transferee (as defined below) upon written approval by the Board of Directors.

7.           Adjustments; Dissolution or Liquidation; Merger or Change of Control.

7.1.       Adjustments.  In the event that any dividend or other distribution in the form of shares of stock of the Bancorp (“Bancorp Stock”) or other securities, or a stock split or reverse stock split, of Bancorp Stock or other securities of the Bancorp, affecting the Bancorp Stock occurs, the Board of Directors, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Award, shall adjust the number, class and price of the Options and shares of common stock covered by this Award commensurate with the change to the underlying shares of stock.

7.2.       Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Bancorp, the Board of Directors shall notify Director at least fourteen (14) days prior to the effective date of such proposed transaction unless such notification is prohibited by law.  To the extent that the Options issued hereunder have not been exercised, this Award shall terminate upon consummation of such proposed transaction.

7.3.        Merger or Change of Control.  In the event of a merger or Change of Control, each outstanding Option shall be treated as the Board of Directors determines, including, without limitation, each Option may be assumed or an equivalent stock award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation with a stock aware of commensurate value.

8.           Tax Obligations.

8.1.      Tax Withholdings.  Director agrees to make appropriate arrangements with the Bancorp (or its subsidiary employing or retaining Director) for the satisfaction of all federal, state, local and foreign income and employment tax withholding requirements applicable to the Option exercise.  Director acknowledges and agrees that the Bancorp may refuse to honor the exercise and refuse to deliver the shares if such withholding amounts are not delivered at the time of exercise.  Notwithstanding any action the Bancorp takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (”Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Director’s responsibility and the Bancorp (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting, or exercise of the Option or the subsequent sale of any shares acquired on exercise; and (b) does not commit to structure the Option to reduce or eliminate the Director’s liability for Tax-Related Items.

8.2.        Code Section 409A.  Under Internal Revenue Code Section 409A, an Option that that was granted with a per share Exercise Price that is determined by the Internal Revenue Service (the “IRS”) to be less than the fair market value of a share on the date of grant (a “discount option”) may be considered “deferred compensation.”  An Option that is a “discount option” may result in (i) income recognition by Director prior to the exercise of the Option, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges.  The “discount option” may also result in additional state income, penalty and interest tax to the Director.  Director acknowledges that the Bancorp cannot and has not guaranteed that the IRS will agree that the per share Exercise Price of this Option equals or exceeds the fair market value of a share on the date of grant in a later examination.  Director agrees that if the IRS determines that the Option was granted with a per share Exercise Price that was less than the fair market value of a share on the date of grant, Director shall be solely responsible for Director’s costs related to such a determination.

9.           Non-solicitation.

9.1.        In consideration of the Option, the Director agrees and covenants not to:

a.          directly or indirectly, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Bancorp or its Affiliates for twelve months following the Director’s termination of Continuous Service; or

b.          or indirectly, solicit, contact (including, but not limited to, e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the current customers of the Bancorp or any of its Affiliates for purposes of offering or accepting goods or services similar to or competitive with those offered by the Bancorp or any of its Affiliates for a period of twelve months following the Director’s termination of Continuous Service.

9.2.        In the event of a breach or threatened breach of any of the covenants contained in Section 10.1, the Director hereby consents and agrees that the Bancorp shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

10.         Lock-Up Period.  Director hereby agrees that Director shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common stock (or other securities) of the Bancorp or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any common stock (or other securities) of the Bancorp held by Director (other than those included in the registration) for a period specified by the representative of the underwriters of common stock (or other securities) of the Bancorp not to exceed one hundred eighty (180) days following the effective date of any registration statement of the Bancorp filed under the Securities Exchange Act of 1934 (the “Securities Act”) (or such other period as may be requested by the Bancorp or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto).

Director agrees to execute and deliver such other agreements as may be reasonably requested by the Bancorp or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto.  In addition, if requested by the Bancorp or the representative of the underwriters of common stock (or other securities) of the Bancorp, Director shall provide, within ten (10) days of such request, such information as may be required by the Bancorp or such representative in connection with the completion of any public offering of the Bancorp’s securities pursuant to a registration statement filed under the Securities Act.  The obligations described in this Section shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future.  The Bancorp may impose stop-transfer instructions with respect to the shares of common stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day (or other) period.  Director agrees that any transferee of the Option or shares acquired pursuant to the Option shall be bound by this Section 10.

11.         Compliance with Law. The exercise of the Option and the issuance and transfer of shares of Common Stock shall be subject to compliance by the Bancorp and the Director with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Bancorp’s shares of Common Stock may be listed. No shares of Common Stock shall be issued pursuant to this Option unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Bancorp and its counsel. The Director understands that the Bancorp is under no obligation to register the shares of Common Stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

12.         Notices. Any notice required to be delivered to the Bancorp under this Award shall be in writing and addressed to the Chief Executive Officer of the Bancorp at the Bancorp’s principal corporate offices. Any notice required to be delivered to the Director under this Award shall be in writing and addressed to the Director at the Director’s address as shown in the records of the Bancorp. Either party may designate another address in writing (or by such other method approved by the Bancorp) from time to time.

13.         Governing Law. This Award will be construed and interpreted in accordance with the laws of the State of Utah without regard to conflict of law principles.

14.         Interpretation. Any dispute regarding the interpretation of this Award shall be submitted by the Director or the Bancorp to the Board of Directors for review. The resolution of such dispute by the Board of Directors shall be final and binding on the Director and the Bancorp.

15.         Definitions.

15.1.      “Change in Control” means the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 20% (on a fully diluted basis) of the combined voting power of the then outstanding voting securities of the Bancorp; provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (a) any acquisition by the Bancorp or any Affiliate, (b) any acquisition by any employee benefit plan sponsored or maintained by the Bancorp or any subsidiary, (c) in respect of an Award held by a particular Director, any acquisition by the Director or any group of persons including the Director (or any entity controlled by the Director or any group of persons including the Director); or (d) the acquisition of securities pursuant to an offer made to the general public through a registration statement filed with the Securities and Exchange Commission.

15.2.      “Common Stock” means the Bancorp’s common stock, $0.001 par value per share.

15.3.      “Disability” means Director’s total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code.

15.4.      “Permitted Transferee” means: (a) a member of the Director’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any person sharing the Director’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Director) control the management of assets, and any other entity in which these persons (or the Director) own more than 50% of the voting interests; or (b) such other transferees as may be permitted by the Board of Directors in its sole discretion.

15.5.      “Shares” means a share of common stock of FinWise Bancorp, as adjusted as set forth herein.

16.         Successors and Assigns. The Bancorp may assign any of its rights under this Award. This Award will be binding upon and inure to the benefit of the successors and assigns of the Bancorp. Subject to the restrictions on transfer set forth herein, this Award will be binding upon the Director and the Director’s beneficiaries, executors, administrators and the person(s) to whom the Option may be transferred by will or the laws of descent or distribution.

17.         Severability. The invalidity or unenforceability of any provision of this Award shall not affect the validity or enforceability of any other provision of this Award, and each provision of this Award shall be severable and enforceable to the extent permitted by law.

18.         Discretionary Nature. The grant of the Option in this Award does not create any contractual right or other right to receive any Options or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Bancorp.

19.         Amendment. The Board of Directors has the right to amend, alter, suspend, discontinue or cancel the Option, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Director’s material rights under this Award without the Director’s consent.

20.         Entire Agreement. This Award constitutes the entire agreement of the Parties with respect to the Options and supersedes any and all other prior agreements, covenants, promises and conditions, verbal or written, between and among parties.  No person has relied upon any other promise, representation or warranty, other than those contained in this Award, in executing this Award.

21.         No Impact on Other Benefits. The value of the Director’s Option is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

22.         Counterparts. This Award may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Award transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

23.         Acceptance. The Director has read and understands the terms and provisions of this Award, and accepts the Option subject to all of the terms and conditions of this Award. The Director acknowledges that there may be adverse tax consequences upon exercise of the Option, vesting or disposition of the underlying shares and that the Director should consult a tax advisor prior to such vesting exercise or disposition.

IN WITNESS WHEREOF, the parties hereto have executed this Award as of the date first above written.

FINWISE BANCORP

/s/ Kent Landvatter
By:	Kent Landvatter
Its: President

Exhibit A

Form Exercise Notice

 NON-QUALIFIED STOCK OPTION AWARD

EXERCISE NOTICE

FinWise Bancorporation
756 E. Winchester St.
Murray, UT  84107
Attention: Chief Executive Officer

1.         Exercise of Option.  Effective as of today, Fred Healey, the undersigned (“Director”) hereby elects to exercise his/her option (the “Option”) to purchase 1,500 shares of the Common Stock (the “Shares”) of FinWise Bancorporation (“Bancorp”) under and pursuant to the Non-Qualified Stock Option Award dated effective April 6, 2021 (the “Award”).

2.           Delivery of Payment.  Director herewith delivers to the Bancorp the full purchase price of the Shares, as set forth in the Award, and any and all withholding taxes due in connection with the exercise of the Option.

3.           Representations of Director.  Director acknowledges that Director has received, read and understood the Award and agrees to abide by its terms and conditions.

4.          Rights as Stockholder.  Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Bancorp or of a duly authorized transfer agent of the Bancorp), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Common Stock subject to an Award, notwithstanding the exercise of the Option.  The Shares shall be issued to Director as soon as practicable after the Option is exercised in accordance with the Award.  No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance.

5.           Bancorp’s Right of First Refusal.  Before any Shares held by Director or any transferee (either being sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including transfer by gift or operation of law), the Bancorp or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section 5 (the “Right of First Refusal”).

a.           Notice of Proposed Transfer.  The Holder of the Shares shall deliver to the Bancorp a written notice (the “Notice”) stating: (i) the Holder’s bona fide intention to sell or otherwise transfer such Shares; (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the number of Shares to be transferred to each Proposed Transferee; and (iv) the bona fide cash price or other consideration for which the Holder proposes to transfer the Shares (the “Offered Price”), and the Holder shall offer the Shares at the Offered Price to the Bancorp or its assignee(s).

b.           Exercise of Right of First Refusal.  At any time within thirty (30) days after receipt of the Notice, the Bancorp and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with subsection c below.

c.           Purchase Price.  The purchase price (“Purchase Price”) for the Shares purchased by the Bancorp or its assignee(s) under this Section 5 shall be the Offered Price.  If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of the Bancorp in good faith.

d.          Payment.  Payment of the Purchase Price shall be made, at the option of the Bancorp or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Bancorp (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within thirty (30) days after receipt of the Notice or in the manner and at the times set forth in the Notice.

e.          Holder’s Right to Transfer.  If all of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Bancorp and/or its assignee(s) as provided in this Section 5, then the Holder may sell or otherwise transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within one hundred and twenty (120) days after the date of the Notice, that any such sale or other transfer is effected in accordance with any applicable securities laws and that the Proposed Transferee agrees in writing that the provisions of this Section 5 shall continue to apply to the Shares in the hands of such Proposed Transferee; and provided further that the Holder shall not sell or otherwise transfer in any manner any Voting Securities to any “person” (within the meaning of Section 13(d)(3) of the Securities Act of 1934) who owns or who as a result of such sale will own more than nine percent (9%) of any class of voting securities.  If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, a new Notice shall be given to the Bancorp, and the Bancorp and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.

f.           Exception for Certain Family Transfers.  Anything to the contrary contained in this Section 5 notwithstanding, the transfer of any or all of the Shares during Director’s lifetime or on Director’s death by will or intestacy to Director’s immediate family or a trust for the benefit of Director’s immediate family shall be exempt from the provisions of this Section 5.  “Immediate Family” as used herein shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister.  In such case, the transferee or other recipient shall receive and hold the Shares so transferred subject to the provisions of this Section 5, and there shall be no further transfer of such Shares except in accordance with the terms of this Section 5.

g.          Termination of Right of First Refusal.  The Right of First Refusal shall terminate as to any Shares upon the earlier of (i) the first sale of Common Stock of the Bancorp to the general public, or (ii) a Change in Control in which the successor corporation has equity securities that are publicly traded.

6.           Tax Consultation.  Director understands that Director may suffer adverse tax consequences as a result of Director’s purchase or disposition of the Shares.  Director represents that Director has consulted with any tax consultants Director deems advisable in connection with the purchase or disposition of the Shares and that Director is not relying on the Bancorp for any tax advice.

7.           Restrictive Legends and Stop-Transfer Orders.

a.           Legends.  Director understands and agrees that the Bancorp shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Bancorp or by state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE RESTRICTED AS TO TRANSFER FOR A PERIOD OF TWO YEARS FROM THE DATE OF THIS CERTIFICATE PURSUANT TO THE RULES OF THE UTAH DEPARTMENT OF FINANCIAL INSTITUTIONS AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF WITHOUT THE PRIOR WRITTEN CONSENT OF THE DEPARTMENT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A RIGHT OF FIRST REFUSAL HELD BY THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN THE EXERCISE NOTICE BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER.  SUCH TRANSFER RESTRICTIONS AND RIGHT OF FIRST REFUSAL ARE BINDING ON TRANSFEREES OF THESE SHARES.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR A PERIOD OF TIME FOLLOWING THE EFFECTIVE DATE OF THE UNDERWRITTEN PUBLIC OFFERING OF THE BANCORP’S SECURITIES SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF BY THE HOLDER PRIOR TO THE EXPIRATION OF SUCH PERIOD WITHOUT THE CONSENT OF THE BANCORP OR THE MANAGING UNDERWRITER.

b.           Stop-Transfer Notices.  Director agrees that, in order to ensure compliance with the restrictions referred to herein, the Bancorp may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Bancorp transfers its own securities, it may make appropriate notations to the same effect in its own records.

c.           Refusal to Transfer.  The Bancorp shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Exercise Notice, or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

8.          Successors and Assigns.  The Bancorp may assign any of its rights under this Exercise Notice to single or multiple assignees, and this Exercise Notice shall inure to the benefit of the successors and assigns of the Bancorp.  Subject to the restrictions on transfer herein set forth, this Exercise Notice shall be binding upon Director and his or her heirs, executors, administrators, successors and assigns.

9.           Interpretation.  Any dispute regarding the interpretation of this Exercise Notice shall be submitted by Director or by the Bancorp forthwith to the Administrator which shall review such dispute at its next regular meeting.  The resolution of such a dispute by the Administrator shall be final and binding on all parties.

10.         Governing Law; Severability.  This Exercise Notice is governed by the internal substantive laws, but not the choice of law rules, of Utah.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Exercise Notice shall continue in full force and effect.

11.         Entire Agreement.  The Award is incorporated herein by reference.  This Exercise Notice, and the Award constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Bancorp and Director with respect to the subject matter hereof, and may not be modified adversely to the Director’s interest except by means of a writing signed by the Bancorp and Director.

Submitted by: DIRECTOR		Accepted by: FINWISE BANCORPORATION

Signature		By

Print Name		Print Name

Title
Address:		Address:

Date Received